Exhibit 10.5

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

As of February 18, 2002

Mr. Stephen Riggio
81 Post Kunhardt Road
Bernardsville, New Jersey 07924

Dear Mr. Riggio:

          This letter agreement is intended to set forth our mutual understanding regarding your employment as Chief Executive Officer of Barnes & Noble, Inc. (the “Company”). Accordingly, we are pleased to agree as follows:

          1.     Employment; Duties. You agree to be Chief Executive Officer of the Company for the term of this Agreement. In this capacity you shall perform such duties and have such responsibilities as are typically associated with the office of Chief Executive Officer, including such duties and responsibilities as are prescribed by the Board of Directors of the Company (the “Board”) consistent with the office of Chief Executive Officer. While you are the Company’s employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder.

          2.     Term. (a) Unless terminated earlier in accordance with the provisions set forth below, the term of this Agreement will be for a period beginning on the date hereof and ending on the third anniversary of the date hereof. At the expiration (but not earlier termination) of the term (including any renewal term), the term of this Agreement shall automatically renew for an additional period of one year, unless either party has given the other party written notice of non-renewal at least one year prior to such renewal.

               (b) This Agreement shall terminate upon your death and may be terminated by the Company by written notice to you following your Disability (as defined below). This Agreement may also be terminated by the Company for Cause (as defined below) upon written notice to you. This Agreement may also be terminated by you for Good Cause (as defined below) upon written notice to the Company.

               (c) For purposes of this Agreement:

(i) “Cause” shall mean (A) your final conviction of a felony impacting on the performance of your duties or involving a crime of moral turpitude, or (B) misappropriation or embezzlement in the performance of your duties as an employee of the Company, or (C) willfully engaging in conduct materially injurious to the Company and in violation of your obligations under this Agreement, which violation continues for at least 30 days after written notice thereof from the Company to you specifying such violation in reasonable detail.

(ii) “Disability” shall mean a written determination by a physician mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties of Chief Operating Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

          3.     Compensation.

               3.1.     Salary. The Company will pay you, for all services you perform hereunder, an annual salary of $650,000, or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company.

               3.2.     Bonus Compensation. In addition to your above-mentioned salary, we will pay you, within 90 days following the end of each fiscal year of the Company during the term of your employment, annual bonus compensation in an amount determined in accordance with the Company’s Supplemental Compensation Plan. We agree that for the entire term hereof, you shall be entitled to participate in that plan.

               3.3.     Employee Benefits. During the term of your employment, you will participate in and receive any benefits to which you are entitled under employee benefit plans which the Company provides for all employees, as well as all benefits which the Company provides, or may at any time in the future provide, for its executive officers.

               3.4.     Expenses; Car Allowance. During the term of your employment, we will: (a) pay you a car allowance per month of $1,500, or such higher amount as may be determined by the Compensation Committee; and (b) reimburse you for all expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including, without limitation, entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee.

               3.5.     Life and Disability Insurance. In addition to the foregoing, we will obtain in your name a life insurance policy providing for a death benefit of $1,000,000 payable to any beneficiary or beneficiaries named by you, and, at your request, a disability insurance policy providing for monthly payments to you of at least $12,800 during the period of any disability until the earlier of your attaining age 65 or death. During the term of your employment, we will pay all premiums due on such policies.

               3.6.     Severance. In the event of the expiration or termination of the term of your employment (other than for Cause, your death or Disability, or your voluntary termination of your employment, whether through resignation, non-renewal or otherwise), we will pay you a lump sum, within 30 days following such expiration or termination, equal to (a) the sum of (i) your then annual salary, (ii) your annual bonus for the then most recently completed fiscal year of the Company, and (iii) the then aggregate annual dollar amount of the payments made or to be made by the Company for purposes of providing you with the benefits set forth in paragraphs 3.3 through 3.5 above, multiplied by (b) the greater of (i) two or (ii) the number of months remaining in the term of this Agreement divided by 12. You shall be under no duty to mitigate damages and the amount paid to you under this paragraph 3.6 shall not be diminished in any way by your earnings or income from any other sources.

                3.7.     Stock Options. Contemporaneously with the execution of this Agreement, the Company has acknowledged and approved the Agreement between you and Leonard Riggio regarding his grant of options to you of certain rights with respect to his options to purchase 2,000,000 shares of Common Stock of the Company.

               3.8.     Change of Control Payments. (a) If at any time during the term of this Agreement there is a Change of Control and (i) your employment is terminated by the Company for any reason (other than for Cause) or (ii) you voluntarily terminate your employment for Good Cause, in either case within the greater of two years following the Change of Control or the remaining term of this Agreement, the Company shall pay to you the following amount: (A) the sum of (x) your then annual salary, (y) your then most recent annual bonus, and (z) the then aggregate annual dollar amount of the payments made or to be made by the Company for purposes of providing you with the benefits set forth in paragraphs 3.3 through 3.6 above, multiplied by (B) the greater of (x) three or (y) the number of months remaining in the term of this Agreement divided by 12; provided that the maximum amount payable pursuant to this Section 3.8 shall be the maximum amount payable to the Executive without triggering an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto. The amount due under this Section 3.8 shall be paid to you in one lump sum within 30 days after the date your employment terminates. Subject to the Section 280G limitation referred to above, to the extent that you are not fully vested in any retirement benefits from any pension, profit-sharing or other retirement plan or program maintained by the Company, the Company shall pay directly to you the difference between the amounts which would have been paid to you had you been fully vested on the date that your employment terminates and the amounts actually paid or payable to you pursuant to such plans or programs. The amounts payable to you under this Section 3.8 shall be in lieu of any amounts payable to you under Section 3.6 above.

               (b) As used herein, “Change of Control” shall mean the occurrence of one or more of the following events:

(i) after the date hereof, any person, entity or “group” as identified in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”), other than you or any of your affiliates or Leonard Riggio or any of his heirs or affiliates, becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 40% or more of the total number of votes that may be cast for the election of directors of the Company; or

(ii) within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

(iii) within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

               (c) As used herein, “Good Cause” shall mean the occurrence of one or more of the following events within two years after a Change of Control:

(i) there shall have been a material modification of your duties, title or direct reports;

(ii) there shall have been a material reduction in the compensation and benefits you receive from the Company; or

(iii) the principal executive offices of the Company shall be relocated to a location outside of the New York City metropolitan area.

          4.     Non-Competition.

               4.1.     Covenant. You agree that so long as you are employed by the Company and for a period of two years thereafter, you will not directly or indirectly, either as principal, agent, stockholder, employee or in any other capacity, engage in or have a financial interest in any business that is competitive with the businesses operated by the Company or any of its subsidiaries. The foregoing provision shall cease to apply after: (i) you voluntary terminate your employment for Good Cause within two years following a Change of Control; or (ii) your employment terminates involuntarily, other than for Cause prior to a Change of Control.

               4.2.     Ownership of Other Securities. Nothing in paragraph 4.1 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the outstanding shares of such securities.

               4.3.     Reasonableness. You acknowledge that the foregoing limitations are reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable by a court of competent jurisdiction, you will submit to the reduction of such limitations as the court shall find reasonable.

               4.4.     Severability. If any of the restrictions in paragraph 4.1 should for any reason whatsoever be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of this Agreement will not be adversely affected thereby.

               4.5.     Equitable Relief. You acknowledge that your services to the Company are of a unique character which give them a special value to the Company. You further recognize that any violation of the restrictions in paragraph 4.1 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in paragraph 4.1.

          5.     Indemnification. You shall be indemnified by the Company, as an officer and director of the Company and its affiliates, against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters.

          6.     Miscellaneous.

               6.1.     Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to your employment by the Company, including the agreement between us dated as of January 1, 2000.

               6.2.     Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

               6.3.     Amendments and Waivers. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement to be performed or complied with by such other party.

               6.4.     Assignment. Neither this Agreement nor any rights or obligations which either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

               6.5.     Litigation Expenses. The Company will pay any actual expenses for reasonable attorneys’ fees and disbursements incurred by you, or your personal representative, in seeking to obtain or enforce any right or benefit under this Agreement, if you or your representative is the prevailing party.

               6.6.     No Mitigation. In the event of termination of this Agreement by you as a result of the breach by the Company of any of its obligations hereunder, or in the event of the termination of your employment by the Company in breach of this Agreement, you shall not be required to seek other employment in order to mitigate damages hereunder.

               6.7.     Notices. Any notice which may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you or the Company, as the case may be, at the address set forth on the first page hereof, or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this paragraph.

               6.8.     Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.

               6.9.     Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

               6.10.     Survival of Rights and Obligations. All rights and obligations of you and the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

          If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

BARNES & NOBLE, INC.

By: /s/Lawrence S. Zilavy

Name: Lawrence S. Zilavy Title: Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Stephen Riggio Stephen Riggio